77M- LMP Variable Aggressive Growth Portfolio (N4C5)

Sub-Item 77M (Mergers)
Registrant incorporates by reference Registrant's Form N-14
"dated November 3, 2006 filed on November 3, 2006."
(Accession No. 000119312506223689)

Transfer of Net Assets
On April 27, 2007, the Fund acquired the assets and certain liabilities of Legg Mason Partners
Variable Aggressive Growth Portfolio and Legg Mason Partners Variable
Premier
Selections All Cap Growth Portfolio (the "Acquired Funds"), pursuant to a plan of
reorganization approved by the Acquired Funds. Total shares issued by the Fund and the total
net assets of the Acquired Funds and the Fund on the date of the transfer were as follows:
Acquired Fund			Shares Issued 	 Total Net Assets of  Total
Net Assets
        by the Fund	  the Acquired Fund	 of the Fund

Legg Mason Partners
 Variable Aggressive Growth Portfolio 	5,036,466 		$85,519,475

Legg Mason Partners Variable Premier
Selections All Cap Growth Portfolio 	2,718,900 		46,169,735

The total net assets of the Fund were $1,214,756,234. The total net assets of the Legg Mason Partners Variable Aggressive Growth Portfolio and Legg Mason Variable Premier Selections All Cap Growth Portfolio before acquisition included unrealized appreciation of $17,127,197 and $7,111,654, respectively, accumulated net realized loss of $(3,755) and $(6,093,388), respectively, and accumulated net investment loss of $(4,739) for Legg Mason Partners Variable Aggressive Growth Portfolio. Total net assets of the Fund immediately after the transfer were $1,346,445,444. The transaction was structured to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.